Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-23918, 33-72270, 33-58703 and 333-37324) of S&K Famous Brands, Inc. of our report dated March 5, 2004 relating to the financial statements, which appears in the 2003 Annual Report, which is incorporated in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Richmond, VA

April 12, 2004